Exhibit 19
Chevron Corporation Policy 20 – Insider Trading

Federal and state laws prohibit trading in securities of any company by individuals who are aware of material, non-public information. This activity is generally known as “insider trading.” These laws also prohibit individuals with material, non-public information from communicating this information to others who then trade, an activity generally known as “tipping.”

As part of this policy, employees, members of the Chevron Corporation (“Chevron”) Board of Directors and consultants (referred to herein as “Chevron Personnel”) may not transact (as described below), directly or indirectly, including through family members1 or other persons or entities, in Chevron securities while aware of material, non-public information regarding Chevron. In addition, Chevron Personnel may not transact in securities of other public companies (including companies that deal with Chevron as a supplier, customer, contractor, purchaser, or distributor, or that compete with Chevron) as a result of having obtained confidential knowledge about Chevron’s operations, relationships, or negotiations or while aware of material, non-public information about that company that was obtained as a result of the individual’s employment or relationship with Chevron. In addition, Chevron Personnel may not communicate material, non-public information regarding Chevron or any other company that was obtained as a result of the individual’s employment or relationship to Chevron to third parties.

In general, Chevron Personnel who are aware of material, non-public information may not transact in Chevron securities or the securities of any other company until the first business day that is at least 24 hours after the time that the information is publicly released.

Transactions

“Trading” and “transacting” in securities includes engaging in any transaction used to:

1.purchase, sell or gift stock, bonds, debentures, options, puts, collars, straddles, futures contracts or other derivative securities;

2.exercise stock options (provided, however, that this restriction does not prohibit

•the exercise of a stock option if the individual pays the exercise price and tax withholding in cash and holds the underlying shares;
•the withholding of shares by Chevron to satisfy tax withholding requirements; or
1 This policy applies not only to Chevron Personnel but also to Chevron Personnel’s family members who reside with them, anyone else who lives in their household and any family members who do not live in their household but whose transactions in company securities are directed by Chevron Personnel or are subject to their influence or control (such as parents or children who consult with Chevron Personnel before they transact in company securities). This policy also applies to (1) any entities Chevron Personnel or their family members control, such as partnerships, trusts and corporations, and (2) brokerage accounts maintained for the benefit of Chevron Personnel or their family members if anyone has discretion over the accounts. These individuals and entities are referred to herein as “Family Members and Affiliates.”

•the receipt or vesting of stock options);

3.make investment elections and exchanges (purchases and sales) relating to a Chevron stock fund in any benefit or retirement plan (including the ESIP and the deferred compensation plan);

4.engage in hedging or speculative transactions, including, but not limited to, short sales and trading in options, puts, calls, straddles, swaps or other derivative securities;

5.purchase securities on margin or place securities in margin account(s);

6.engage in monetization transactions, such as forward sale contracts; or

7.pledge securities as collateral for a loan or any other purpose.

Trading Window Period and Prohibited Transactions for Directors and Certain Employees

Members of the Chevron Board of Directors, members of the Chevron Global Leadership Forum, the Vice President, Finance for Upstream, and the Vice President, Finance for Downstream and Chemicals (as well as the Family Members and Affiliates of these individuals)

a.may transact in Chevron securities only as follows:

i.during the 20 business day2 period that begins on the first business day that is at least 24 hours after the public release of earnings for the prior quarter (the “Trading Window Period”), and then only if (1) the individual is not aware of material, non-public information and (2) the individual obtains pre-clearance from the Corporate Secretary or an Assistant Secretary before executing the transaction; or
ii.under an adopted Rule 10b5-1 plan pre-cleared by the Corporate Secretary. A Rule 10b5-1 plan is a legally binding schedule of pre-planned transactions in Chevron securities that complies with the Insider Trading Policy and Compliance Procedures established by the Corporate Governance Department; and

b.may not at any time:

i.engage in hedging transactions or speculative transactions involving Chevron securities, including, but not limited to, short sales and trading in options, puts, calls, straddles, swaps, or other derivative securities;
ii.purchase Chevron securities on margin;
iii.engage in monetization transactions, such as forward sale contracts involving Chevron securities; or
iv.pledge Chevron securities as collateral for a loan or any other purpose.
2 When used in this Policy, “business day” means any day on which the New York Stock Exchange is open for trading.

Trading Blackout Period for Certain Employees

Members of Chevron’s Controller’s and Investor Relations Departments as well as certain other identified employees (as well as the Family Members and Affiliates of these individuals), who are not otherwise subject to the Trading Window Period specified above shall not transact in Chevron securities:

1.at any time such individual is aware of material, non-public information;
2.during the period beginning on the tenth business day of the third month of each calendar quarter and ending on the last day of the calendar quarter without obtaining pre-clearance from the Controller and the Corporate Secretary or Assistant Secretary; and
3.at any time during the period beginning on the first day of the calendar quarter through the day immediately preceding the first business day that is at least 24 hours after the release of earnings for the prior quarter.

Chevron Transactions

From time to time, Chevron may engage in transactions in Chevron securities. It is Chevron’s policy to comply with all applicable federal and state securities laws (including obtaining approvals by the Board of Directors or appropriate Committee, if required) when Chevron is engaging in transactions in Chevron securities.

Responsibility

Chevron Personnel are responsible for compliance with the letter and intent of this policy. Without regard to the civil or criminal penalties that may be imposed by others, any individual who violates this policy will be subject to disciplinary action, up to and including discharge.

Chevron Personnel are encouraged to report any suspected activity or violation of this policy to Chevron’s Chief Compliance Officer and/or any member of senior management. Reports can also be made by calling Chevron’s Hotline at [phone number] (in the U.S. or Canada) or [phone number] (in all other international locations).

Heads of employing organizations (including country Managing Directors, Business Unit General Managers as well as Presidents of operating companies) should ensure that their employees are aware of their obligations under this policy and should provide specific guidance for its application to their organization’s individual operations. All employees should periodically review this policy’s content.

Each Director, Global Leadership Forum member and other employee subject to the Trading Window Period is responsible for observing the Insider Trading Policy and Compliance Procedures established by the Corporate Governance Department to ensure compliance with reporting requirements (as applicable), to help prevent any inadvertent violations of U.S. securities laws, and to avoid even the appearance of trading on inside information.

Further Guidance

Please see Section 2 of the Manual of Compliance Procedures and Guidelines for further guidance and detail. As a practical matter, before engaging in any transaction, err on the side of caution. If in doubt as to whether to engage in any transaction, Chevron Personnel are encouraged to seek professional advice and to discuss prospective transactions with the Corporate Governance Department.

Chevron Corporation
Manual of Compliance Procedures and Guidelines
Section 2: Conflicts of Interest
3.5.3 Insider trading

•Insider trading is prohibited. Employees (1) may not transact (as defined in Policy 20 – Insider Trading) directly or indirectly, including through family members or affiliates, in Chevron securities while aware of material information about Chevron that has not yet been made public and (2) may not transact in securities of other public companies (including companies that deal with Chevron as a supplier, customer, contractor, purchaser, or distributor, or that compete with Chevron) as a result of having obtained confidential knowledge about Chevron’s operations, relationships, or negotiations or while aware of material information about that other company that has not yet been made publicly known and that was obtained as a result of the individual’s employment or relationship with Chevron.
•This policy applies not only to employees but also to employees’ family members who reside with them, anyone else who lives in their household and any family members who do not live in their household but whose transactions in company securities are directed by employees or are subject to their influence or control (such as parents or children who consult with employees before they transact in company securities). This policy also applies to (1) any entities employees or their family members control, such as partnerships, trusts and corporations, and (2) brokerage accounts maintained for the benefit of employees or their family members if anyone has discretion over the accounts. Employees are responsible for the transactions of these other individuals and entities and therefore should make them aware of the need to confer with the employee before they transact in Chevron securities.
•Ultimately, employees must avoid situations where their actions could reasonably lead one to believe that they are using material, non-public information for their own personal profit or that of their family members, friends, or other persons or entities – whether or not this is the case.
•“Material information” is information that a reasonable investor would consider important when deciding to buy, sell or gift a company’s securities and/or information that could affect a company’s financial condition or stock price. Both positive and negative information can be material. Common examples of information that may be material include:
◦Projections of earnings or operational results, changes in such projections, or other financial guidance
◦Actual earnings or operational results, including profits or operational results by asset, business unit, or geographic region or financial restatements
◦Significant pending or prospective mergers, acquisitions, joint ventures, divestitures, or other changes in company assets
◦Significant management changes or changes in control of Chevron

◦Updates regarding production and/or reserves
◦Updates regarding new assets, discoveries or exploration results
◦Major capital project milestones, work programs and project status
◦Capital expenditure and/or operating costs or plans, or significant changes to these expected costs or plans
◦A significant increase or decline in an important line of business or important new product lines, licenses or patents
◦A significant new business or strategic relationship or a significant change in, or the loss of, such a relationship
◦Beginning of, or developments in, major litigation, government or other investigations (including without limitation those related to significant operational incidents), or regulatory actions or proceedings
◦Assessments of a potentially significant data loss or other major cybersecurity breach or incident
◦Significant asset impairments
◦Dividend payments, dividend increases or decreases, a change in dividend policy, the declaration of a stock split, or a private or public offering of additional debt or equity securities (but not simply rollovers or replacements of existing debt on expected terms)
◦Implementation, increase, decrease or cessation of share buyback programs
◦Deterioration or improvement in Chevron’s credit status with rating agencies or the existence of liquidity problems
◦Change in auditors and agreements/disagreements with auditors
The foregoing are merely examples and should not be treated as an all-inclusive list. Depending on the circumstances, information about other events or about other possible changes or developments not listed above may also be regarded as material. If in doubt, employees should err on the side of caution and not engage in the transaction without first seeking legal guidance.
•Material information is “non-public” until it has been disclosed broadly to the marketplace and the investing public has had time to absorb and evaluate the information. Employees must safeguard material, non-public information from unauthorized use or disclosure prior to the release of the information to the public through appropriate channels, such as in an SEC filing (e.g., on a Form 10-Q, Form 10-K or Form 8-K), on the quarterly earnings call or in a press release. Typically, drafts of documents containing material information are distributed internally for review before their release to the public. Employees are prohibited from trading in stock on the basis of this information. Employees who are aware of this information should circulate this information on a “need to know” basis only. Any other circulation or sharing of information in these documents is prohibited.

•Employees are required to understand their Policy 20 – Insider Trading responsibilities. Employees who have been notified that they must comply with certain trading window or blackout periods are subject to additional timing restrictions on trading in Chevron securities. In general, employees who are aware of material, non-public information may not complete a securities transaction until the first business day that is at least 24 hours after the time that the material, non-public information is publicly released. Further, employees who must comply with certain trading window or blackout periods under Policy 20 must cancel any Good ‘Til Cancelled orders during the periods in which trading is prohibited.
•For purposes of clarity, with respect to the following Chevron plans, employees are restricted from trading in Chevron securities when they are aware of material, non-public information, or when they are subject to a Trading Window Period or trading blackout period as described in Policy 20, in the following instances:
◦Stock Option Exercises: (1) the sale of shares as part of a broker-assisted cashless exercise of an option; and (2) any other market sale for the purpose of generating the cash needed to pay the exercise price or tax withholding related to an option, as well as to the sale of the stock underlying the option. This restriction does not prohibit (a) the exercise of a stock option if employees pay the exercise price and tax withholding in cash and hold the underlying shares; (b) the withholding of shares by Chevron to satisfy tax withholding requirements; or (c) the receipt or vesting of stock options.
◦Restricted Stock Units: the sale of any shares underlying restricted share units awarded to employees. This restriction does not prohibit (1) the receipt or vesting of restricted stock units; or (2) the withholding of shares by Chevron to satisfy tax withholding requirements.
◦Deferred Compensation Plan: (1) the selection into or out of the Chevron stock fund as an investment election; (2) an increase or decrease of the percentage of an employee’s periodic contributions to the Chevron stock fund; and (3) an intra-plan transfer of an existing account balance into or out of the Chevron stock account.
◦ESIP: (1) the selection into or out of the Chevron stock fund as an investment election; (2) an intra-plan transfer of an existing account balance into or out of the Chevron stock fund; (3) an election to borrow money against or withdraw funds from an employee’s account if the loan or withdrawal will result in a liquidation of some or all of the employee’s Chevron stock fund; and (4) an election to prepay a plan loan if the prepayment will result in additional loan payments elected outside of regular payroll deductions and/or early payoffs of outstanding loan balances.
•With respect to the Deferred Compensation Plan and ESIP, this restriction does not prohibit continuing transactions in the Chevron stock fund that occur under an investment election that an employee made when the employee was not aware of material, non-public information or subject to a Trading Window Period or trading blackout period.

•Insider trading is a crime. Violation of insider trading laws may subject individuals to civil and criminal penalties, including fines and imprisonment. No violation is too small. Your fellow employees and Chevron itself may also be subject to such penalties, even if they did not authorize or condone the wrongdoing. Violation of Policy 20 will also lead to disciplinary action, up to and including discharge.